UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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The Madison Square Garden Company

Two Pennsylvania Plaza

New York, NY 10121

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 15, 2017

The following information supplements and amends the proxy statement, dated October 27, 2017 (the “Proxy Statement”), of The Madison Square Garden Company (the “Company”) furnished to stockholders of the Company in connection with the 2017 Annual Meeting of Stockholders and for any adjournment or postponement thereof (the “Annual Meeting”). This supplement to the Proxy Statement (this “Supplement”) is being filed with the Securities and Exchange Commission (the “SEC”) on November 14, 2017.

THE PROXY STATEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

On November 13, 2017, Mr. James L. Dolan, the Executive Chairman of the Company, replaced Mr. David J. O’Connor as Chief Executive Officer of the Company. Mr. Dolan will act as interim Chief Executive Officer and will continue to serve as Executive Chairman.

In connection with the termination of Mr. O’Connor’s employment with the Company and subject to the parties entering into a separation agreement, Mr. O’Connor will become entitled to the immediate vesting of the special one-time award of restricted stock units (“RSUs”) he received in 2015 to compensate him for equity in his former employer that he gave up when he joined MSG Networks. Those RSUs were converted into an award of 207,285 RSUs of the Company in connection with the 2015 spin-off of the Company from MSG Networks. Mr. O’Connor will forfeit the remainder of his unvested awards consisting of 120,314 RSUs. He will not be entitled to any additional payments as a result of the termination of his employment.

Reference is made to the following sections of the Proxy Statement: “Executive Compensation Tables – Employment Agreements – David O’Connor;” “—Outstanding Equity Awards at June 30, 2017;” and “—Termination and Severance.”